EXHIBIT 99.1

Stephen Bye Joins DISH Network Board of Directors

ENGLEWOOD, Colo., January 10, 2023 /PRNewswire/ – DISH Network Corporation announced today it has named Stephen Bye to its Board of Directors, effective January 18, 2023. Since 2019, Stephen has served as the DISH Wireless Chief Commercial Officer supporting the development and commercialization of the company’s standalone 5G network.

“Stephen has been an integral part of building our wireless business, helping lead efforts to maximize our wireless efforts and prepare us to monetize our investments,” said Charlie Ergen, co-founder and chairman, DISH Network. “His continued leadership and guidance while serving on the board will be important as we continue to build our wireless network and disrupt the consumer and business wireless markets.”

Stephen will step down from his role as Chief Commercial Officer at DISH Wireless on January 17, 2023, and assume the role of President of the Connectivity division at Ziff Davis.

“DISH is well positioned to redefine wireless at the retail, enterprise and wholesale levels with the company’s standalone 5G network,” said Stephen Bye. “The DISH 5G network will be invaluable for economic development in the U.S. I am honored to be joining the board and continuing to be a part of what will be one of the greatest telecom achievements in the years to come.”

About DISH

DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation's first virtualized, O-RAN 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 200 company.

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